Exhibit 10(d)
VIACOM BONUS DEFERRAL PLAN FOR DESIGNATED SENIOR EXECUTIVES

(2021 Restatement)

Table of Contents

Section 1. Establishment and Purpose of the Plan		1
1.2	Purpose	1
1.3	Reporting Employees	1
Section 2. Definitions		1
2.1	Account	1
2.2	Administrative Committee	2
2.3	Board of Directors	2
2.4	Bonus	2
2.5	Bonus Deferral Contributions	2
2.6	Company	2
2.7	Disability	2
2.8	Eligible Employee	2
2.9	Employer	3
2.10	Grandfathered Account	3
2.11	Grandfathered Account Payment Option	3
2.12	Investment Committee	3
2.13	Investment Options	3
2.14	Old Viacom	3
2.15	Old Viacom Bonus Deferral Plan for Designated Senior Executives	3
2.16	Ongoing Account	3
2.17	Ongoing Account Payment Option	3
2.18	Participant	3
2.19	Plan	4
2.20	Reporting Employee	4
2.21	Separation from Service	4
2.22	Viacom 401(k) Plan	4
Section 3. Participation		4
3.1	Election to Participate	4
3.2	Amount of Elections	5
3.3	Plan Freeze	5
Section 4. Individual Account		5
4.1	Creation of Accounts	5

4.2	Election of Payment Option	5
4.3	Investments	8
4.4	Account Statements	9
Section 5. Payment		9
5.1	Payment on Account of Termination of Employment For Reasons Other Than Disability	9
5.2	Payment on Account of Disability	9
Section 6. Nature of Interest of Participant		9
Section 7. Hardship Distributions		10
7.1	Hardship Definition	10
7.2	Administrative Committee Discretion	10
Section 8. Beneficiary Designation		10
Section 9. Administration		10
9.1	Administrative Committee	10
9.2	Powers of the Administrative Committee	10
9.3	Claims Procedure	11
9.4	Finality of Administrative Committee Determinations	12
9.5	Severability	13
9.6	Governing Law	13
9.7	Gender	13
Section 10. No Employment Rights		13
Section 11. Amendment, Suspension, and Termination		13

Section 1.    Establishment and Purpose of the Plan.
1.1Establishment.

(a)Effective August 28, 2002, Viacom Inc. established and maintained an unfunded plan of voluntarily deferred compensation. This plan was known as the Viacom Bonus Deferral Plan for Designated Senior Executives. The discussion below refers to Viacom Inc. prior to 2006 as “Old Viacom” and to the Viacom Bonus Deferral Plan for Designated Senior Executives prior to 2006 as the “Old Viacom Bonus Deferral Plan for Designated Senior Executives.”

(b)On December 31, 2005, Old Viacom was restructured and separated into two publicly traded companies – Old Viacom, which was renamed CBS Corporation, and a new company outside the controlled group of Old Viacom, which was named Viacom Inc. The new Viacom Inc. adopted a new Plan, which was first effective on January 1, 2006. Under an agreement and plan of merger between CBS Corporation and Viacom Inc., dated August 13, 2019, Viacom Inc. merged with and into CBS Corporation on December 4, 2019, to become ViacomCBS Inc. On and after the date of such merger, this Plan has been maintained for legacy Viacom Inc. Eligible Employees. Immediately prior to the merger, the sponsorship of the Viacom Bonus Deferral Plan for Designated Senior Executives was transferred to Viacom International Inc.

(c)The new Viacom Bonus Deferral Plan for Designated Senior Executives was amended on 31, 2009, and is hereby amended and restated effective as of October 1, 2021.

(d)The Amended and Restated Viacom Bonus Deferral Plan for Designated Senior Executives will be frozen effective as of December 31, 2021 at 11:59:59 PM. On and after the freeze of the Plan, no new Participants will be admitted to the Plan, and existing Participants will not be able to make any new Bonus Deferral Contributions under the Plan.

1.2Purpose. The purpose of this Plan is to provide a means by which a Reporting Employee may, in certain circumstances, elect to defer receipt of a portion of his cash bonus paid under the Viacom Inc. Short-Term Incentive Plan and any other comparable annual cash bonus plan sponsored by any Employer. This Plan is intended to comply with Section 409A of the Internal Revenue Code, as amended (the “Code”).

1.3Reporting Employees. Participation in this Plan is limited to employees of an Employer who are Reporting Employees. Any Bonus deferrals made under the Plan by a Reporting Employee prior to the date he becomes a Reporting Employee shall be transferred to the Plan as of the date such employee becomes a Reporting Employee. Except as provided to the contrary herein, any elections made under the Plan by a Reporting Employee prior to the date his account is transferred to the Plan shall remain in full force and effect in this Plan.

Section 2.    Definitions.

The following words and phrases as used in this Plan have the following meanings:

2.1Account. The term “Account” shall mean a Participant’s individual account, as described in Section 4 of the Plan. For Participants who have a positive Account as of December

31, 2005, their Account shall equal the sum of their Grandfathered Account and their Ongoing Account.

2.2Administrative Committee. For the periods prior to June 1, 2020, the term “Administrative Committee” means the Viacom Retirement Committee. For the period on and after June 1, 2020, the term “Administrative Committee” means the ViacomCBS Administrative Committee. The Administrative Committee may act on its own behalf or through the actions of its duly authorized delegate or delegates.

2.3Board of Directors. The term “Board of Directors” means the Board of Directors of the Company.

2.4Bonus. The term “Bonus” means (i) any cash bonus paid under the Viacom Inc. Short-Term Incentive Plan and any other comparable annual cash bonus plan sponsored by any Employer and (ii) for MTV Networks employees, any commission overage paid on and after January 1, 2009.

2.5Bonus Deferral Contributions. The term “Bonus Deferral Contributions” means the portion of the Participant’s Bonus that he elects to defer under the terms of this Plan.

2.6Company. The term “Company” shall refer to (i) Viacom Inc. for periods prior to December 4, 2019 and (ii) ViacomCBS Inc. for periods on and after December 4, 2019.

2.7Disability. A Participant shall be deemed to have incurred a “Disability” or to be “Disabled” if the Participant:

(a)is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(b)is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant’s employer.

(c)Relationship to Termination. The date a Participant meets the definition of Disability shall be treated as the date he terminates employment for purposes of Section 5 of the Plan.

2.8Eligible Employee. The term “Eligible Employee” means an employee of an Employer who is an eligible employee under the Viacom Excess 401(k) Plan for Designated Senior Executives. If an employee becomes an Eligible Employee in any Plan Year, such employee shall remain an Eligible Employee for all future Plan Years during which the Eligible Employee remains an eligible employee under the Viacom 401(k) Excess Plan for Designated Senior Executives. All Employees who were Eligible Employees under the Old Viacom Bonus Deferral Plan for Designated Senior Executives immediately prior to January 1, 2006 will remain Eligible Employees of this Plan, subject to this Section 2.8.

2.9Employer. The term “Employer” means the Company and any affiliate or subsidiary that adopts the Plan on behalf of its Eligible Employees.

2.10Grandfathered Account. “Grandfathered Account” means the portion of a Participant’s vested Account balance as of December 31, 2004 under the Old Viacom Bonus Deferral Plan for Designated Senior Executives, adjusted for earnings (or losses) thereon. The Company will keep appropriate records of the Grandfathered Account.

2.11Grandfathered Account Payment Option. “Grandfathered Account Payment Option” means the payment option that applies to a Participant’s Grandfathered Account in this Plan (see Section 4.2) and to his Grandfathered Account in the Viacom Excess 401(k) Plan for Designated Senior Executives. A Participant’s Grandfathered Account Payment Option will be his “Joint Payment Option” in effect for the Old Viacom Bonus Deferral Plan for Designated Senior Executives unless and until he changes his Grandfathered Account Payment Option pursuant to Section 4.2(d)(1).

2.12Investment Committee. The term “Investments Committee” means for the periods prior to June 1, 2020, the Investments Committee for Viacom Defined Contribution Plans, and (ii) for the periods on and after June 1, 2020, the ViacomCBS Investments Committee.

2.13Investment Options. The term “Investment Options” means (i) prior to October 1, 2021, the investment funds available to participants in the Viacom 401(k) Plan, excluding the Self- Directed Brokerage Account, and (ii) effective as of October 1, 2021, the list of notional investments available to Participants selected by the Administrative Committee, in its discretion.

2.14Old Viacom. “Old Viacom” shall mean Viacom Inc., and its successors. Effective January 1, 2006, this entity was renamed CBS Corporation.

2.15Old Viacom Bonus Deferral Plan for Designated Senior Executives. “Old Viacom Bonus Deferral Plan for Designated Senior Executives” shall mean the Viacom Bonus Deferral Plan for Designated Senior Executives, as sponsored by Old Viacom. Effective January 1, 2006, this plan was renamed the CBS Bonus Deferral Plan for Designated Senior Executives.

2.16Ongoing Account. “Ongoing Account” means the portion of a Participant’s Account other than his Grandfathered Account.

2.17Ongoing Account Payment Option. “Ongoing Account Payment Option” means the payment option that applies to a Participant’s Ongoing Account in this Plan (see Section 4.2) and to his Ongoing Account in the Viacom Excess 401(k) Plan for Designated Senior Executives. A Participant’s Ongoing Account Payment Option in effect for the Old Viacom Bonus Deferral Plan for Designated Senior Executives, if any, shall continue in effect under this Plan and shall be irrevocable.

2.18Participant. The term “Participant” means an Eligible Employee who elects to have Bonus Deferral Contributions made to the Plan.

2.19Plan. The term “Plan” means the Viacom Bonus Deferral Plan for Designated Senior Executives as set forth herein, as amended from time to time.

2.20Reporting Employee. “Reporting Employee” means an Eligible Employee who is identified by the Company as a reporting person for purposes of Section 16 of the Securities and Exchange Act of 1934 or any employee of an Employer who is eligible to participate in the Plan and whose securities may be attributable to a Reporting Employee for purposes of Section 16 of the Securities and Exchange Act of 1934.

2.21Separation from Service. The term “Separation from Service” means the condition that exists when a Participant and the Employer reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services that the Participant will perform after such date (whether as an employee or an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer for less than 36 months). For purposes of this Section 2.21, for periods during which a Participant is on a paid bona fide leave of absence and has not otherwise experienced a Separation from Service, the Participant is treated as providing bona fide services at the level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise experienced a Separation from Service are disregarded for purposes of this Section (including for purposes of determining the applicable 36-month (or shorter) period). For purposes of this Section, and notwithstanding Section 2.9, the “Employer” shall be considered to include all members of the controlled group of corporations, trades or businesses which includes the Company; provided, however, that in applying Code Section 414(b), the phrase “at least 50 percent” shall be substituted for “at least 80 percent”; and in applying Code Section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent.” Separation from Service shall be determined on the basis of the modifications described in Treasury Regulation Section 1.409A-1(h)(3) (or any successor regulation)) as defined in Code Section 409A and the regulations or other guidance issued thereunder.

2.22Viacom 401(k) Plan. “Viacom 401(k) Plan” means for periods prior to December 4, 2019, the Viacom 401(k) Plan sponsored by Viacom, Inc., effective January 1, 2006, and for periods on and after December 4, 2019, and before October 1, 2021, Viacom International Inc.

Section 3.    Participation.

3.1Election to Participate.

(a)Eligible Employee must elect to participate in the Plan.

(b)Prior to December 31 of each Plan Year, an Eligible Employee may elect to make a Bonus Deferral Contribution with respect to any Bonus scheduled to be paid in the second succeeding calendar year. For example, prior to December 31, 2019, an Eligible Employee may make a Bonus Deferral Contribution election with respect to any cash bonus to be earned in 2020 that is scheduled to be paid in 2021 under the Viacom Inc. Short-Term Incentive Plan. An Eligible

Employee may make an Excess Bonus Deferral Contribution election whether or not such employee previously has made, or currently has in effect, any Excess Salary Reduction Contribution election.

3.2Amount of Elections. Each election filed by an Eligible Employee must specify the amount of Bonus Deferral Contributions in a whole percentage between 1% and 15% of the Participant’s applicable Bonus.

3.3Plan Freeze. Notwithstanding the foregoing or any other provisions of the Plan, effective on and after December 31, 2021 at 11:59:59 PM, no person shall be eligible to enter the Plan. Participants as of December 31, 2021 at 11:59:59 PM will continue to be Participants, but shall not be eligible to make Bonus Deferral Contributions on and after December 31, 2021 at 11:59:59 PM.

Section 4.    Individual Account.

4.1Creation of Accounts. The Company will maintain an Ongoing Account in the name of each Participant. Each Participant’s Ongoing Account will be credited with the amount of the Participant’s Bonus Deferral Contributions, made in all Plan Years. The Company will also maintain a Grandfathered Account for Participants who have a vested account balance as of December 31, 2004 under the Old Viacom Bonus Deferral Plan for Designated Senior Executives.

(b) For a Plan Year beginning prior to January 1, 2008 in which an employee first becomes an Eligible Employee, such Eligible Employee must elect to make a Bonus Deferral Contribution with respect to any Bonus scheduled to be paid in the next succeeding calendar year within 30 days of the date he first becomes an Eligible Employee in order for the election to be valid. For years beginning January 1, 2008 and January 1, 2009 prior to January 1 of each such Plan Year, an Eligible Employee may elect to make a Bonus Deferral Contribution with respect to any Bonus scheduled to be paid no later than December 15, 2010. For a fiscal year of the Company beginning on and after October 1, 2010, an Eligible Employee may elect to make a Bonus Deferral Contribution prior to the first day of such fiscal year with respect to any Bonus for the performance period of the Company’s fiscal year scheduled to be paid no later than December 15 of the next succeeding fiscal year.

For example, prior to January 1, 2009, an Eligible Employee may make a Bonus Deferral Contribution election with respect to any Bonus to be earned in 2009 that is scheduled to be paid in 2010. Prior to January 1, 2010, an Eligible Employee may make a Bonus Deferral Contribution election with respect to any Bonus for the performance period from January 1, 2010 through September 30, 2010. Prior to October 1, 2010, an Eligible Employee may make a Bonus Deferral Contribution election with respect to any Bonus for the performance period from October 1, 2010 through September 30, 2011 scheduled to be paid no later than December 15, 2011. An Eligible Employee may make an Excess Bonus Deferral Contribution election whether or not such employee previously has made, or currently has in effect, any Excess Salary Reduction Contribution election.

4.2Election of Payment Option.

(a)Any Grandfathered Account Payment Option shall continue to apply until changed by the Participant in accordance with this Section 4.

(b)Any Eligible Employee who does not have an Ongoing Account Payment Option in effect shall elect an Ongoing Account Payment Option at the same time that the Participant files his initial election to commence participation in the Plan pursuant to this Section 4.

(c)(1) A Participant may elect to receive his Ongoing Account under either of the following Payment Options: (i) a single lump sum; or (ii) annual payments over a period of two, three, four or five years beginning, in either case, the later of (I) on or about January 31 of the calendar year immediately following the end of the Plan Year in which the Participant terminates employment, or (II) as soon as practicable following the first of the month following or coincident with the six-month anniversary of the Employee’s Separation from Service. If no Ongoing Account Payment Option election is made in accordance with the terms of the Plan or under the Viacom Excess 401(k) Plan for Designated Senior Executives, a Participant shall be deemed to have elected to receive his Ongoing Account in a single lump sum to be paid the later of (i) on or about January 31 of the calendar year immediately following the end of the Plan Year in which the Participant terminates employment or (ii) as soon as practicable following the first of the month following or coincident with the six-month anniversary of the Employee’s Separation from Service, unless the Participant elects to be paid on or about January 31 of the 2nd, 3rd, 4th or 5th calendar year following the year in which the Participant terminates employment. If a Participant elects to receive annual payments over a period of two or more years, such annual payments shall be made in substantially equal annual payments, unless the Participant designates, at the time of making his Ongoing Account Payment Option election, a specific percentage of his Ongoing Account to be distributed in each year. All specified percentages must be a whole multiple of 10% and the total of all designated percentages must be equal to 100%.

(2) A Participant may elect to receive his Grandfathered Account under either of the following Payment Options: (i) a single lump sum; or (ii) annual payments over a period of two, three, four or five years beginning on or about January 31 of the calendar year immediately following the end of the Plan Year in which the Participant terminates employment. If no Grandfathered Account Payment Option election is made in accordance with the terms of the Plan or under the Viacom Excess 401(k) Plan for Designated Senior Executives, a Participant shall be deemed to have elected to receive his Grandfathered Account in a single lump sum on or about January 31 of the calendar year immediately following the end of the Plan Year in which the Participant terminates employment. If a Participant makes a Grandfathered Account Payment Option election to receive payments in a single lump sum, such lump sum shall be payable on or about January 31 of the calendar year immediately following the end of the Plan Year in which the Participant terminates employment, unless the Participant elects to be paid on or about January 31 of the 2nd, 3rd, 4th or 5th calendar year following the year in which the Participant terminates employment. If a Participant elects to receive annual payments over a period of two or more years, such annual payments shall be made in substantially equal annual payments, unless the Participant designates, at the time of making his Grandfathered Account Payment Option election, a specific percentage of his Grandfathered Account to be distributed in each year. All specified percentages must be a whole multiple of 10% and the total of all designated percentages must be equal to 100%.

Example 1: If a Participant (i) elects (or is deemed to elect) a Grandfathered Account or Ongoing

Account Payment Option that provides for a lump sum payment in the year following the Plan Year in which he terminates employment and (ii) terminates employment in February 2021, such lump sum shall be paid on or about January 31, 2022. A Participant alternatively could designate January 31 of 2023, 2024, 2025 or 2026 in which to receive his lump sum.

Example 2: If a Participant (i) elects a Grandfathered Account or Ongoing Account Payment Option that provides for annual payments over a period of four years and (ii) terminates employment in February 2021, the first installment from his Grandfathered Account and his Ongoing Account will be paid on or about January 31, 2022 and the subsequent payments will be made on or about January 31 of 2023 through 2025. Each payment on or about January 31 of 2022 through 2025 will be comprised of approximately 25% of the Participant’s Grandfathered or Ongoing Account as of December 31 of the calendar year in which the Participant terminates employment. A Participant alternatively could designate 10% of his Grandfathered or Ongoing Account to be distributed in January 2022, 20% in January 2023, 30% in January 2024 and 40% in January 2025; or, any other combination of percentages that totals 100%.

Example 3: If a Participant (i) elects (or is deemed to elect) a Grandfathered Account or Ongoing Account Payment Option that provides for a lump sum payment in the year following the Plan Year in which the Participate terminates employment and (ii) terminates employment in October 2021, his Grandfathered Account lump sum shall be paid on or about January 31, 2022 and his Ongoing Account lump sum shall be paid in May 2023 (as soon as administratively practicable following 6 months after his termination of employment).

Example 4: If a Participant (i) elects a Grandfathered Account or Ongoing Account Payment Option that provides for annual payments over a period of four years and (ii) terminates employment in August 2021, the first installment from his Grandfathered Account will be paid on or about January 31, 2022 and the subsequent payments will be made on or about January 31 of 2023 through 2025. Each payment on or about January 31 of 2022 through 2025 will be comprised of approximately 25% of the Participant’s Grandfathered Account as of December 31 of the calendar year in which the Participant terminates employment. The first installment from his Ongoing Account will be paid in March 2022 (as soon as administratively practicable following 6 months after his termination of employment) and each subsequent payment made in January of 2023 through 2025 will be comprised of approximately 25% of the Participant’s Ongoing Account as of the Participant’s date of termination.

(d)Changes.

(1)Grandfathered Account. With respect to a Grandfathered Account, a Participant may change his Grandfathered Account Payment Option no more than three times over the course of his employment with the Company or any affiliate. A Participant may change an existing Grandfathered Account Payment Option only one time in any calendar year. Any change of a Participant’s existing Grandfathered Account Payment Option election made less than six months prior to the Participant’s termination of employment for any reason shall be null and void and the Participant’s last valid Grandfathered Account Payment Option shall remain in effect.

(2)Excess 401(k) Plan for Designated Senior Executives Changes. Any change of Grandfathered Account Payment Option election made by a Participant under the Viacom

Excess 401(k) Plan for Designated Senior Executives, or, for periods on and after October 1, 2021, the ViacomCBS Excess 401(k) Plan for Designated Senior Executives, shall apply to the Participant’s Account in this Plan.

4.3Investments.

(a)All Bonus Deferral Contributions will be credited through December 31st of the calendar year in which the Participant terminates employment with an amount equal to such amount which would have been earned had such contributions been invested in the same Investment Options and in the same proportion as the Participant may elect, from time to time, to have his Salary Reduction Contributions invested under the Viacom 401(k) Plan; or if no such election has been made, in the Plan fund designated by the Administrative Committee.

Effective as of October 1, 2021, a Participant may select from a list of notional Investment Options how the balance of his Account will be invested. Earnings and losses received on the Participant’s notional investments will be credited to the Participant’s Account in such manner designed by the Investments Committee. The Investments Committee shall develop procedures as it, in its discretion, deems advisable with respect to the selection of notional investments by Participants and the reflection of value attributable to such notional investments in their Accounts including, without limitation, procedures which restrict a Participant’s ability to notionally invest in certain Investment Options.

(b)If a Participant elects (or is deemed to elect) a single lump sum Grandfathered Account or Ongoing Account Payment Option payable in the first calendar year following the calendar year in which the Participant terminates employment and such payment is made on or about January 31 of the calendar year immediately following the end of the Plan Year in which the Participant terminates employment, no additional adjustments will be made to the Participant’s Grandfathered Account or Ongoing Account after December 31st of the calendar year in which the Participant terminates employment. If, however, payment of the Participant’s Ongoing Account cannot be made until at least the six-month anniversary of the Employee’s Separation from Service, the Participant’s Ongoing Account shall be credited with earnings based on the rate of return in the Plan’s stable value fund as designated by the Administrative Committee beginning January 1st of the calendar year following the year in which the Participant terminates employment and continuing through the end of the month of such six- month anniversary, unless, effective as of October 1, 2021, a Participant has elected to invest any portion of his Account in Investment Options, in which case such earnings shall be credited for any amounts invested in Investment Options. If a Participant elects a single lump sum Grandfathered Account or Ongoing Account Payment Option payable in the second, third, fourth or fifth calendar year following the calendar year in which the Participant experiences a Separation from Service, the Participant’s Grandfathered Account or Ongoing Account shall be credited with earnings based on the rate of return in the Plan’s stable value fund as designated by the Administrative Committee beginning January 1st of the calendar year following the year in which the Participant terminates employment and continuing through December 31st of the calendar year immediately preceding the calendar year in which the single lump sum is paid. However, effective as of October 1, 2021, if the Participant has elected to invest any portion of his Account in Investment Options, such earnings shall be credited for any amounts invested in Investment Options.

(c)If a Participant elects annual payments, no additional adjustments will be made to any amount payable in the first calendar year following the year in which the Participant terminates employment. If, however, payment of the first installment of a Participant’s Ongoing Account cannot be made until at least the six-month anniversary of the Employee’s Separation from Service, the Participant’s Ongoing Account shall be credited with earnings based on the rate of return in the Plan’s stable value fund as designated by the Administrative Committee beginning January 1st of the calendar year following the year in which the Participant terminates employment and continuing through the end of the month of such six-month anniversary. For any annual payments made in the second, third, fourth or fifth year following the calendar year in which the Participant terminates employment, the Participant’s Grandfathered or Ongoing Account shall be credited with earnings based on the rate of return in the Plan’s stable value fund as designated by the Administrative Committee beginning January 1st of the calendar year following the year in which the Participant terminates employment and continuing through December 31st of the calendar year immediately preceding the calendar year in which each payment is made.

(d)No provision of this Plan shall require the Company or the Employer to actually invest any amounts in any fund or in any other investment vehicle.

4.4Account Statements. Each Participant will be given, at least annually, a statement showing (a) Bonus Deferral Contributions and (b) the balance of the Participant’s Account after crediting notional gains and losses attributable to investments.

Section 5.    Payment.

5.1Payment on Account of Termination of Employment For Reasons Other Than Disability. A Participant (or a Participant’s beneficiary) shall be paid the balance in his Grandfathered Account or Ongoing Account following termination of employment in accordance with the Grandfathered Account or Ongoing Account Payment Option in effect with respect to the Participant.

5.2Payment on Account of Disability. A Participant (or a Participant’s beneficiary) shall be paid the balance in his Grandfathered Account or Ongoing Account following the date he meets the definition of Disability in accordance with the Grandfathered Account or Ongoing Account Payment Option in effect with respect to the Participant. If a Participant no longer meets the definition of Disability and returns to work with an Employer, no further payments shall be made on account of the prior Disability, and distribution of his remaining Grandfathered Account or Ongoing Account shall be made as otherwise provided in this Section 5 at the time of his subsequent termination of employment.

Section 6.    Nature of Interest of Participant.

Participation in this Plan will not create, in favor of any Participant, any right or lien in or against any of the assets of the Company or any Employer, and all amounts of Compensation deferred hereunder shall at all times remain an unrestricted asset of the Company or the Employer. A Participant’s rights to benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance. All payments hereunder shall be paid in cash from the general funds of the Company or applicable Employer and no special or separate fund shall be established and no other segregation of assets shall be made to assure the payment of benefits hereunder. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between any Employer and a Participant or any other person, and the Company’s and each Employer’s promise to pay benefits hereunder shall at all times remain unfunded as to the Participant.

Section 7.    Hardship Distributions.

7.1Hardship Definition. A Participant may request the Administrative Committee to accelerate distribution of all or any part of the value of his Account solely for the purpose of alleviating an immediate financial emergency. For purposes of this Section 7.1, such an immediate financial emergency shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. This requirement is met only if the amounts distributed with respect to an emergency do not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), including loans and withdrawals from the Viacom 401(k) Plan and, for periods on and after October 1, 2021, the ViacomCBS 401(k) Plan.

7.2Administrative Committee Discretion. The Administrative Committee may request that the Participant provide certifications and other evidence of qualification for such emergency hardship distribution as it determines is appropriate. The decision of the Administrative Committee with respect to the grant or denial of all or any part of such request shall be in the sole discretion of the Administrative Committee, whether or not the Participant demonstrates that an immediate financial emergency exists, and shall be final and binding and not subject to review.

Section 8.    Beneficiary Designation.

A Participant’s beneficiary designation for this Plan will automatically be the same as the Participant’s beneficiary designation recognized under the Viacom Excess 401(k) Plan for Designated Senior Executives, or, for periods on and after October 1, 2021, the ViacomCBS Excess 401(k) Plan for Designated Senior Executives, unless a separate designation of beneficiary for this Plan has been properly filed.

Section 9.    Administration.

9.1Administrative Committee. This Plan will be administered by the Administrative Committee.

9.2Powers of the Administrative Committee. The Administrative Committee’s powers will include, but will not be limited to, the power:

(a)to determine who are Eligible Employees for purposes of participation in the Plan;

(b)to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan, including without limitation, the right to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision;

(c)to adopt rules consistent with the Plan; and

(d)to approve certain amendments to the Plan.

9.3Claims Procedure. The Administrative Committee shall have the exclusive right to interpret the Plan and to decide any and all matters arising thereunder.

(a)Claim for Benefit. Claims as to the amount of any distribution or method of payment under the Plan must be submitted in writing to the Administrative Committee. The Administrative Committee shall notify the Participant of its decision by written or electronic notice, in a manner calculated to be understood by the Participant. The notice shall set forth:

(1)the specific reasons for the denial of the claim;

(2)a reference to specific provisions of the Plan on which the denial is based;

(3)a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and

(4)an explanation of the Plan’s claims review procedure for the denied or partially denied claim and any applicable time limits, and a statement that the Participant has a right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following an adverse benefit determination on review.

Such notification shall be given within 90 days after the claim is received by the Administrative Committee (or within 180 days, if special circumstances require an extension of time for processing the claim, and provided written notice of such extension and circumstances and the date a decision is expected is given the Participant within the initial 90- day period). The time period begins when the claim is filed, regardless of whether the Plan has all of the information necessary to decide the claim at the time of filing. A claim is considered approved only if its approval is communicated in writing to the Participant.

(b)Review or Denial of Claim. Upon denial of a claim in whole or in part, a Participant shall have the right to submit a written request to the Administrative Committee for a full and fair review of the denied claim. A request for review of a claim must be submitted within 60 days of receipt by the Participant of written notice of the denial of the claim. If the Participant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the Participant precluded from reasserting it. Also, if the Participant is not provided a notice of denial, the Participant may submit a written request for review to the Administrative

Committee.

The Participant shall have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant’s claim for benefits. The Participant may submit written comments, documents, records, and other information relating to the claim for benefits. The review shall take into account all comments, documents, records, and other information submitted by the Participant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

(c)Decision by the Administrative Committee. The Administrative Committee will advise the Participant of the results of the review within 60 days after receipt of the written request for review (or within 120 days if special circumstances require an extension of time for processing the request, and if notice of such extension and circumstances is given to such Participant within the initial 60 day period).

The decision on review shall be in written or electronic form, in a manner calculated to be understood by the Participant. The notice shall set forth:

(1)the specific reasons for the denial of the appeal of the claim;

(2)the specific reference to pertinent provisions of the Plan on which the denial is based;

(3)a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant’s claim for benefits;

(4)a statement describing any voluntary appeal procedures offered by the Plan (if any) and the Participant’s right to obtain the information about such procedures and a statement of the Participant’s right to bring an action under Section 502(a) of ERISA.

To the extent of its responsibility to review the denial of benefit claims, the Administrative Committee shall have full authority to interpret and apply in its discretion the provisions of the Plan. The Administrative Committee may request a meeting to clarify any matters deemed appropriate.

A Participant, beneficiary, or other individual alleging a violation of or seeking any remedy under any provision of ERISA shall also be subject to the claims procedure described in this Section 9.3. Any such claim shall be filed within one year of the time the claim arises or it shall be deemed waived and abandoned. Also, any suit or legal action will be subject to a one-year limitation period, measured from the date a claim arises and tolled during the period that any claim is pending under the claims procedures of this Section 9.3.

9.4Finality of Administrative Committee Determinations. Determinations by the Administrative Committee and any interpretation, rule, or decision adopted by the Administrative

Committee under the Plan or in carrying out or administering the Plan shall be final and binding for all purposes and upon all interested persons, their heirs, and personal representatives.

9.5Severability. If a provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.

9.6Governing Law. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of New York, to the extent not preempted by the laws of the United States.

9.7Gender. Wherein used herein, words in the masculine form shall be deemed to refer to females as well as males.

Section 10.    No Employment Rights.

No provisions of the Plan or any action taken by the Company, the Board of Directors, or the Administrative Committee shall give any person any right to be retained in the employ of any Employer, and the right and power of the Company to dismiss or discharge any Participant is specifically reserved.

Section 11.    Amendment, Suspension, and Termination.

The Administrative Committee shall have the right to amend the Plan at any time, unless provided otherwise in the Company’s governing documents. The Board of Directors shall have the right to suspend or terminate the Plan at any time. No amendment, suspension or termination shall, without the consent of a Participant, adversely affect the value of such Participant’s Account. In the event the Plan is terminated, the Administrative Committee shall continue to administer the Plan in accordance with the relevant provisions thereof.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized representative this 20th day of September, 2021.

ViacomCBS Inc.

By:	/s/ Mark Beatty
Mark Beatty

Its:	Member, ViacomCBS Administrative Committee